UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2010

Solera National Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-53181	02-0774841
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

319 S. Sheridan Blvd.

Lakewood, CO 80226

303-209-8600

(Address and telephone number of principal executive offices)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                        On September 10, 2010, Solera National Bancorp, Inc. (the “Company”) and Solera National Bank (the “Bank”), a national bank and a subsidiary of the Company, entered into an Executive Employment Agreement (the “Agreement”) with Robert J. Fenton, the Company’s Chief Financial Officer and the Bank’s Chief Financial Officer and Chief Operating Officer.  The material terms and conditions of the Agreement are summarized below, which descriptions are qualified in their entirety by reference to the terms and conditions of the Agreement as filed with this report as Exhibit 10.1 and incorporated by reference herein.  Capitalized terms used in this report and not otherwise defined herein are as defined in the Agreement.

Term.  The Agreement is effective as of September 10, 2010 and will continue for a period of one (1) year.  Following the initial one (1) year term, unless either party gives written notice ninety (90) days prior to the end of the  term, the Agreement shall automatically renew annually for an additional one year (1) term.

Salary and Benefits.  Mr. Fenton will receive an annual base salary of $175,000 from September 10, 2010 through September 30, 2010.   Effective October 1, 2010, Mr. Fenton’s annual base salary will be adjusted to $165,000 for the remaining term of the Agreement.  Mr. Fenton  will be eligible for a bonus based upon asset growth, profitability or other performance measurements deemed appropriate by the President and Chief Executive Officer or a delegated committee thereof of the Company or the Bank.  Mr. Fenton will also be entitled to receive employee and dependent health insurance, dental insurance, paid sick leave and four (4) weeks of paid vacation per year, and any additional benefits provided to all Bank employees.  The Bank will also  provide Mr. Fenton with term life insurance coverage at the Bank’s expense in an initial amount of two times his annual base salary, and having a term not less than one year.

Termination and Severance.

(a)       Termination for Cause.  The Bank may terminate the Agreement at any time for Cause.  In the event of termination for Cause, the Bank shall have no liability for any additional payments of salary or any benefits beyond the termination date, except as otherwise required by law.

(b)       Termination in the Best Interest of the Bank.  The Bank may terminate the Agreement at any time if, in the reasonable discretion of the President and Chief Executive Officer, in consultation with the Board of Directors or a designated committee thereof of the Company or the Bank, it is determined that the Agreement or the employment of Mr. Fenton may prevent or otherwise encumber the Bank’s ability to enter into any agreement or transaction that is in the best interest of the Bank.  In the event of termination of the Agreement in the best interest of the Bank, Mr. Fenton shall be entitled to receive a severance payment equal to one hundred twenty (120) days of his then current base salary.

(c)        Termination for No Reason.  The Bank may terminate the Agreement at any time for any or “no reason.”  In the event that the Agreement is terminated for “no reason,” Mr. Fenton shall be entitled to receive a severance payment equal to his then current base salary for the lesser of the remaining term of the Agreement or six (6) months.

(d)       Non-Renewal of Agreement at End of Term.  In the event the Company elects not to renew the Agreement upon expiration of its term, with proper notice, then Mr. Fenton shall be entitled to receive a severance payment equal to one hundred twenty (120) days of his then current base salary.

Change of Control.     The Bank or Mr. Fenton may terminate the Agreement at any time for a Change of Control.  If during the term of the Agreement there is a “Change of Control” and the Agreement is terminated by the Bank within one (1) year thereafter, Mr. Fenton shall be entitled to receive a severance payment equal to 1.5 times his then current annual base salary.  Additionally, if during the term of the Agreement there is a “Change of Control” and the Agreement is terminated by Mr. Fenton within one (1) year thereafter pursuant to “Good Reason,” Mr. Fenton shall be entitled to receive a severance payment equal to 1.5 times his then current annual base salary. Under either circumstance above, all options which have not vested as of the termination date shall automatically vest as of the termination date.

Confidential Information, Nonsolicitation and Noncompetition.  The Agreement includes various covenants prohibiting disclosure of confidential information, solicitation of customers and employees, and engaging in competitive activity.

Item 9.01                     Financial Statements and Exhibits.

(d)                                  Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated September 10, 2010, by and between the Company, the Bank and Robert J. Fenton.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Solera National Bancorp, Inc.
(Registrant)

Date: September 14, 2010	By:	/s/ Douglas Crichfield
	Name:	Douglas Crichfield
	Title:	President and Chief Executive Officer